Exhibit 3.3



                       CERTIFICATE OF OWNERSHIP AND MERGER

                                     MERGING

                             GIFT LIQUIDATORS, INC.
                            (an Oklahoma corporation)

                                      INTO

                    EXCELLENCY INVESTMENT REALTY TRUST, INC.
                            (a Maryland corporation)



                  Gift Liquidators, Inc., a corporation organized and existing under the laws of Oklahoma (the "Corporation"), does hereby certify:


                  FIRST: That the Corporation was incorporated on the 4th day of September, 1963, as Dorsett Educational Systems, Inc., pursuant to the General Corporation Act of the State of Oklahoma.


                  SECOND: That the Corporation owns all of the outstanding shares of each class of the stock of Excellency Investment Realty Trust, Inc., a corporation incorporated on the 10th day of May, 2006, pursuant to the General Corporation Law of the State of Maryland, the provisions of which permit the merger of a corporation organized and existing under the laws of such state with a corporation organized and existing under the laws of another state.


                  THIRD: That the directors of the Corporation, by the following resolutions of its board of directors, duly adopted by written consent:

Merger                             RESOLVED, that the Agreement and Plan of
------                             Merger authorizing the merger of the
                                   Corporation into Excellency Investment Realty
                                   Trust, Inc., a Maryland corporation and a wholly owned subsidiary of the Corporation
                                   (the "Merger"), be, and it hereby is,
                                   authorized and adopted in all respects; and be it further

                                   RESOLVED, that any officer of the Corporation be, and each hereby is, authorized to execute and file a Certificate of Ownership and Merger with the Oklahoma Secretary of State's Office and Articles of Merger with the Maryland Department of Assessments and Taxation and all other agreements, certificates, instruments and other writings and to take all other action necessary to effectuate the Merger; and be it further

                                   RESOLVED, that each agreement, certificate, instrument and other writing mentioned in the foregoing resolutions is to be in such form and of such content as any officer of the Corporation may approve, such approval to be conclusively evidenced by such officer's execution of such agreement, certificate, instrument or other writing.

                  FOURTH:  Upon the merger

                  (i) each share of the Corporation's Common Stock issued and outstanding immediately before the effective time of the merger (the "Effective Time") will, automatically and without further act of the Corporation, Excellency Investment Realty Trust, Inc., or any holder thereof, be extinguished and converted into one issued and outstanding and fully paid and non-assessable share of Excellency Investment Realty Trust, Inc. Common Stock subject to the same terms, conditions, and restrictions, if any, and


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


                  (ii) each share of the Corporation's Preferred Stock issued and outstanding immediately before the Effective Time will, automatically and without further act of the Corporation, Excellency Investment Realty Trust, Inc., or any holder thereof, be extinguished and converted into one issued and outstanding and fully paid and non-assessable share of Excellency Investment Realty Trust, Inc., Preferred Stock subject to the same terms, conditions, and restrictions, if any.


                  FIFTH: That, as of July 19, 2006, the merger was approved by written consent of the holders of a majority of the outstanding stock entitled to vote thereon of the Corporation, and written notice of such action has been mailed to each stockholder that would have been entitled to vote thereon at least twenty (20) days prior to the date hereof.


                  SIXTH: That the merger has been adopted, approved, certified, executed and acknowledged by the directors and stockholders of Excellency Investment Realty Trust, Inc. in accordance with the laws of Maryland.


                  SEVENTH: That Excellency Investment Realty Trust, Inc. survives the merger and may be served with process in the State of Oklahoma in any proceeding for enforcement of any obligation of the Corporation as well as for enforcement of any obligation of the surviving corporation arising from the merger, including any suit or proceeding to enforce the right of any shareholder as determined in appraisal proceedings pursuant to the provisions of section 1091 of Title 18, Oklahoma Statutes, and it does hereby irrevocably appoint the Secretary of State of Oklahoma as its agent to accept service of process in any


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

such suit or other proceeding. The address to which a copy of such process shall be mailed by the Secretary of State of Oklahoma is 270 Laurel Street, 1st Floor Office, Hartford Connecticut 06105, until the surviving corporation shall have hereafter designated in writing to the Secretary of State a different address for such purpose. Service of such process may be made by personally delivering to and leaving with the Secretary of State of Oklahoma duplicate copies of such process, one of which copies the Secretary of State of Oklahoma shall forthwith send by certified mail to Excellency Investment Realty Trust, Inc. at the above address.


                  EIGHTH: Anything herein or elsewhere to the contrary notwithstanding, this merger may be amended subject to the restrictions set forth in Section 1081 of Title 18, Oklahoma Statutes, or terminated and abandoned by the board of directors of the Corporation at any time prior to the date of filing the merger with the Secretary of State.


            [The Remainder of this Page is Left Blank Intentionally]



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


                  IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed and attested by David Mladen, its President and Secretary, this 15th day of September, 2006.


                                     By:  David Mladen
                                        ----------------------------------------
                                          David Mladen, President

ATTEST

By:  David Mladen
--------------------------------
     Secretary




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